Exhibit 3.6

THIRD AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NEXEO SOLUTIONS HOLDINGS, LLC

a Delaware limited liability company

This Third Amendment to Amended and Restated Limited Liability Company Agreement of Nexeo Solutions Holdings, LLC (the “Amendment”) is executed as of August 31, 2012 by Nexeo Solutions Holdings, LLC, a Delaware limited liability company (the “Company”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company Agreement of the Company, executed and agreed to as of April 1, 2011 (as amended by the First Amendment to Amended and Restated Limited Liability Company Agreement of the Company, executed and agreed as of July 29, 2011, the Second Amendment to Amended and Restated Limited Liability Company Agreement of the Company, executed and agreed as of December 24, 2011 and hereby, and including all exhibits and schedules thereto, the “LLC Agreement”), by and among the Company and each party signatory thereto in its capacity as a Member of the Company.

W I T N E S S E T H:

WHEREAS, Section 12.5(a) of the LLC Agreement provides that the LLC Agreement may be amended, modified, supplemented or restated by the Board of Directors of the Company (the “Board”) (without the consent of any other Persons); and

WHEREAS, pursuant to a Unanimous Written Consent of the Board dated August 30, 2012, the Board has approved the form, terms and provisions of this Amendment and has directed the officers of the Company to execute this Amendment in the name and on behalf of the Company; and

WHEREAS, pursuant to the foregoing authority, the Company desires to amend the LLC Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to LLC Agreement

(a) Amendment to Section 3.2(b). Section 3.2(b) is hereby deleted in its entirety and replaced with the following:

“Issuance of Initial Series A Units. As of August 1, 2012, each of the Members set forth on Schedule I has previously contributed to the Company cash or other assets with an agreed value equal to the amount set forth under column (1) opposite each such Member’s name on Schedule I, and, in exchange for such contribution, the Company has issued to each such Member the number of Series A Units set forth under column (2) opposite each such Member’s name on Schedule I. All Series A Units outstanding as of August 1, 2012 are hereby reclassified as “Series A-1 Units.” The Company may from time to time designate and issue additional Series A-1 Units or additional series of Series A Units, each of which additional series shall be designated by a sequential number (e.g., Series A-2, Series A-3, etc.). Any Series A Units issued to Members of the Company other than the Sponsor shall be issued to such Members pursuant to the terms and conditions of a Series A Unit Subscription Agreement between the Company and each such Member receiving Series A Units (a “Series A Unit Subscription Agreement”), and any Series A Units which are Restricted Series A Units shall be issued subject to the terms and conditions of a Restricted Series A Unit Agreement between the Company and each such Member receiving Restricted Series A Units (a “Restricted Series A Unit Agreement”).”

(b) Amendments to Section 3.2(f).

(i) Section 3.2(f) is hereby amended by deleting the phrase “(up to the number of authorized Series B Units)” from the second sentence thereof.

(ii) Section 3.2(f) is hereby amended by deleting the term “Series A Unit” in the last sentence thereof and replacing it with the term “Series A-1 Unit.”

(c) Amendment to Section 3.5. Section 3.5 is hereby amended by adding the following sentence before the last sentence in such section:

“Upon any change with respect to the number or class of Units or Membership Interests held by, or the mailing address of, any Member, the Company shall, without the consent of any other Person, revise the Members’ Schedules to reflect such change.”

(d) Amendment to Section 6.1(c)(ii). Section 6.1(c)(ii) is hereby deleted in its entirety and replaced with the following:

“thereafter, to the holders of outstanding Units in accordance with their Percentage Interests; provided, however, that if one or more series of outstanding Series B Units are issued with a Threshold Value (each such series, a “Higher Threshold Value Series B Series”) greater than (on a per-Unit basis):

(i)	the Series A Unit Preference Amount(s) of one or more series of outstanding Series A Units at the time of issuance of such series (each such series, a “Lower Preference Amount Series A Series”); or

(ii)	the Threshold Value(s) of one or more series of outstanding Series B Units (each such series, a “Lower Threshold Value Series B Series”);

each such Higher Threshold Value Series B Series shall not be treated as outstanding and will not be entitled to receive distributions pursuant to this Section 6.1(c)(ii) until distributions pursuant to this Section 6.1(c)(ii) have been made with respect to:

(x)	each outstanding Lower Preference Amount Series A Series in an amount equal to, on a per-Unit basis, the difference between (A) the Threshold Value of such Higher Threshold Value Series B Series and (B) the Series A Preference Amount of such Lower Preference Amount Series A Series at the time of issuance of such series; and

(y)	each outstanding Lower Threshold Value Series B Series in an amount equal to, on a per-Unit basis, the difference between (A) the Threshold Value of such Higher Threshold Value Series B Series and (B) the Threshold Value of such Lower Threshold Value Series B Series.

For purposes of clarity, the effect of the provisions of clauses (x) and (y) above are cumulative and not additive. For example, if two series of Series B Units are outstanding with per-Unit Threshold Values of $1.50 and $1.75, and one series of Series A Units designated as Series A-1 Units is outstanding with a per-Unit Series A Preference Amount at the time of issuance of such series of $1.00, then the maximum amount on a per-Unit basis under Section 6.1(c)(ii) (I) the Series A-1 Units would be eligible to receive prior to the participation by the Series B Units with a Threshold Value of $1.75 would be $0.75 and (II) the Series B Units with a Threshold Value of $1.50 would be eligible to receive prior to the participation by Series B Units with a Threshold Value of $1.75 would be $0.25. For the avoidance of doubt, if the requirements of clause (x) above have been met with respect to one or more series of Lower Preference Amount Series A Series prior to being met for any other series of Lower Preference Amount Series A Series, each series of Lower Preference Amount Series A Series for which such requirements have been met shall continue to receive distributions under Section 6.1(c)(ii).”

(e) Amendments to Exhibit A.

(i) The definition of “Series A Unit Preference Amount” is hereby deleted in its entirety and replaced with the following:

“Series A Unit Preference Amount” means, with respect to each Series A Unit in a particular series of Series A Units, an amount equal to the amount contributed to the Company as set forth on Schedule I in exchange for such Series

A Unit, decreased by all distributions made with respect to such Series A Unit since the date of issuance of such Series A Unit. A separate determination of the Series A Unit Preference Amount will be made each time amounts are proposed to be distributed to the Members pursuant to Section 6.1 and will take into account all contributions and distributions that have been made with respect to each Series A Unit. For the avoidance of doubt, the Series A Unit Preference Amount of each Series A-1 Unit is $1.00.”

(ii) The following definitions are hereby added to Exhibit A in alphabetical order:

““Higher Threshold Value Series B Series” is defined in Section 6.1(c)(ii).

“Lower Preference Amount Series A Series” is defined in Section 6.1(c)(ii).

“Lower Threshold Value Series B Series” is defined in Section 6.1(c)(ii).

“Series A-1 Units” is defined in Section 3.2(b).”

(iii) The definition of “Subsequently Issued Series” is hereby deleted in its entirety.

Section 2. General Provisions.

(a) Modifications. No amendments or modifications of this Amendment shall be valid unless such amendments or modifications are made in accordance with Section 12.5 of the LLC Agreement.

(b) Counterparts. This Amendment may be executed in any number of counterparts (including facsimile or other electronic counterparts), all of which together shall constitute a single instrument, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered (including by facsimile or other electronic means) to the each of the other parties hereto.

(c) Governing Law. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(d) Partial Invalidity. If any term, provision, covenant or condition of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Amendment shall remain in full force and effect and in no way be affected, impaired or invalidated.

(e) Effect of the Amendment. Except as amended by this Amendment, all other terms of the LLC Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has caused this Amendment to be executed as of the date first set forth above.

COMPANY:

NEXEO SOLUTIONS HOLDINGS, LLC

By:	/s/ Michael B. Farnell, Jr.
Name:	Michael B. Farnell, Jr.
Title:	Executive Vice President and
Chief Legal Officer

THIRD AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF NEXEO SOLUTIONS HOLDINGS, LLC

SIGNATURE PAGE 1 OF 1